November 12, 1997



Mr. Steven R. Rogel
2600 SW Georgian Place
Portland, Oregon 97201


Dear Steve:

     This summarizes and confirms our agreement concerning your employment as President and Chief Executive Officer of Weyerhaeuser Company (the "Company"). You will also be elected to the Company's Board of Directors. As President and Chief Executive Officer, your duties and responsibilities shall be those normally and traditionally associated with such a position and you shall not be required to perform other duties or engage in other activities without your consent. Your office shall be located at the Company's headquarters and you shall be provided with the usual and customary administrative support and assistance.

     Your employment with the Company will commence on a mutually agreeable date no later than January 5, 1998 at an annual base salary of $925,000, payable no less frequently than monthly in equal installments. Salary reviews are currently done on a 12-month cycle and the Compensation Committee of the Board will review your salary in February of 1999 (based on a 16-month review).

     You will be a participant in the incentive compensation plan for Company senior executives. In this plan your target bonus will be 60% of your base salary. Actual bonus amounts for the Chief Executive Officer are determined by the Board of Directors and can range from 0 to 3 times target in total. The Board will base your incentive compensation on three components, each to be given equal weight in the total calculation and each of which can range from 0 - 1 times your target bonus: (1) a short-term incentive calculated as shown on Attachment A, based on the Company's annual return on net assets compared to industry competitors; (2) an intermediate-term incentive, calculated as shown on Attachment A, based on total shareholder return compared to industry competitors and the S&P 500; and (3) the Board's evaluation of your performance as Chief Executive Officer based on quantifiable and measurable annual goals or targets agreed to in advance with the Compensation Committee. You will, however, receive a bonus for 1998 at no less than target (60% of base salary) which will be payable in 1999.

Mr. Steven Rogel
November 12, 1997
Page 2


     On your date of hire you will be entitled to a non-forfeitable payment of up to $1,400,000 to compensate you for your losses due to any forfeiture of the following items under your current employment:

     . Deferred compensation

     . Stock options (i.e., unvested options that cannot be exercised after your current employment ends)

     . Restricted stock (i.e., unvested shares of restricted stock that cannot be sold by you after your current employment ends)

    Your loss for deferred compensation will be determined based on the actual amount forfeited in your deferred compensation account on the date your current employment ends. The value of forfeited stock options and restricted stock will be calculated using $33 as your current employer's share price. The amount of the payment for your losses for the three items shown above will be determined by Milliman & Robertson or other mutually agreeable independent actuary or financial consultant within 30 days after your employment begins, will not be reduced to account for income taxes, and will not exceed $1,400,000. You agree to defer this payment into a "Share Equivalents" account under the Company's deferred compensation plan and to elect payment at a date or event that is at least five years from your date of hire. The Weyerhaeuser share price used for this Share Equivalents deferral will be the closing price for the Company's shares as reported in the Wall Street Journal on your first day of employment with the Company and the payment, when made, shall reflect the increase, if any, in the value of the Share Equivalents due to reinvested dividends and/or share price increase occurring during the period of deferral as provided in the deferred compensation plan.

     You will be a participant in the Company's long-term incentive compensation plan. The Board of Directors will approve a 150,000 share initial option grant to you under the plan. This stock option will be granted to you on your first day of employment with the Company. You will receive a stock option grant in 1998 which will be determined by our regular granting process. You will be eligible for stock option grants in subsequent years, also determined by the regular process. The current stock option target for the CEO position is 75,000 shares each year with a range of 0 to 112,500 shares.

Mr. Steven Rogel
November 12, 1997
Page 3


     You will be eligible for the regular salaried benefits outlined in the employee handbook provided to you under separate cover. You will also be a member of Weyerhaeuser's key group and eligible for the benefits accorded this group. The enclosed Attachment B summarizes the current program.

     The Board of Directors reserves the right to terminate your employment at any time with or without cause. In the event that your employment is terminated, you will be entitled to a special severance benefit which will decrease based on the number of months you are employed by the Company. This benefit will be equal to 36 months base pay during your first 24 months of employment with the Company. The amount of this benefit will then decrease by one month for each additional month you are employed (e.g., after 29 months, your severance would be 31 months of base pay) until it reaches 24 months after 36 months of employment. Thereafter, your severance benefit would be 24 months of base pay.

     The severance benefit described above will not be paid if you resign, retire, die or are terminated for gross or willful misconduct, deliberate refusal or failure to perform your duties, conviction of a felony or for gross negligence in job performance. The severance benefit will commence after 30 days notification of termination and will be paid on a monthly basis. This benefit will be in lieu of any other notice policy or severance plan offered by the Company.

     You will be entitled to a Supplemental Retirement Benefit described in the enclosed Attachment C, the "Supplemental Retirement Agreement for Steven R. Rogel."

     The Company will reimburse your relocation expenses in accordance with its standard "Weyerhaeuser Relocation Program," and the "Optional
Relocation Programs," copies of which are enclosed as Attachment D. You will also be reimbursed for your attorney fees incurred in connection with this agreement.

     This agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this agreement if no succession had taken place. The level of benefits, plans, programs and compensation described or referred to in this agreement, and as they exist on this date, shall not, as applied to you, be reduced during your employment by the Company without your prior written consent.

Mr. Steven Rogel
November 12, 1997
Page 4


     If the foregoing reflects your understanding of our agreement, please indicate by signing and returning the enclosed copy of this letter.



                                             Sincerely,
                                             WEYERHAEUSER COMPANY


                                             /s/ John W. Creighton, Jr.
                                             John W. Creighton, Jr.
                                             President


Agreed to and accepted this 20th day of
                            ----
November, 1997.


/s/ Steven R. Rogel
-------------------
Steven R. Rogel

                                                               Attachment A
Short-term incentive

Funding for this portion of the CEO's annual bonus is based on company performance relative to 13 competitors (see next page), measured by one-year EBIT-RONA:

-----------------------------------------------------------
Relative ranking              Funding multiple
-----------------------------------------------------------
        1                      1.00x target bonus
        2                      0.90
        3                      0.80
        4                      0.70
        5                      0.60
        6                      0.50
        7                      0.40
        8                      0.30
        9                      0.20
       10                      0.10
 11 through 14                 0.00
-----------------------------------------------------------

Example: If Weyerhaeuser's EBIT-RONA ranking is No. 3 in the industry, the short-term component would be 0.80x target bonus.

Note: Weyerhaeuser's EBIT-RONA must be at least 8 percent for funding to occur under the short-term incentive component.

Intermediate-term

This second portion of the annual bonus is based on company performance relative to 13 competitors (see next page) and to the S&P 500, measured by Total Shareholder Return (TSR) over a three-year period:

---------------------------------------------------------------------
  Industry Comparison -                 S&P Comparison -
     70% Weighting                        30% Weighting
---------------------------------  ----------------------------------
 Peer-group         Funding             S&P 500      Funding
  ranking           multiple           percentile    multiple
----------------------------------------------------------------------
   #1-2        1.00x target bonus      75            1.00xtarget bonus
     3         0.83                    70            0.83
     4         0.66                    65            0.66
     5         0.49                    60            0.49
     6         0.33                    55            0.33
     7         0.16                    50            0.16
    8-14       0.00                   <50            0.00
---------------------------------------------------------------------

Example: If Weyerhaeuser's three-year TSR is No. 6 in the industry peer group, and in the 60th percentile compared to the S&P 500, then the funding for this component would be (0.33 x 70%) + (0.49 x 30%) = 0.23 + 0.14 = 0.37x target bonus.

Note: If Weyerhaeuser's three-year TSR is a negative number, then the above funding levels for the intermediate-term component will be reduced by 50 percent.

                                                             Attachment A
                                                                   Page 2

Determination of Performance Factors: The EBIT-RONA, TSR and Company rankings established each year for the short-term and intermediate-term incentives will be the same as those established for the management incentive plan that applies to other senior managers of the Company.

The 13 competitor companies:

 .  Boise Cascade
 .  Bowater
 .  Champion
 .  Georgia-Pacific
 .  International Paper
 .  Louisiana Pacific
 .  MacMillian Bloedel
 .  Potlatch
 .  Stone
 .  Temple-Inland
 .  Union Camp
 .  Westvaco
 .  Willamette

                                                               Attachment B

                   Summary of Supplemental Benefits and
                       Stock Ownership Expectations
                                  for the
                            Top Management Team

Supplemental Benefits
---------------------

In addition to the benefit package described in the Weyerhaeuser Handbook for Salaried Employees, the following additional benefits are provided to you as a member of the Top Management Team.

1.  Weyerhaeuser "Stock Equivalents" - effective 1995

Under the executive compensation salary and bonus deferral plan, you are eligible for an additional bonus deferral option which allows you to invest in Weyerhaeuser "stock equivalents." Under this option, the company will increase the value of the deferral by 15 percent.

A minimum five-year deferral period applies to the stock equivalents account. If you leave the company in less than five years (for reasons other than retirement, disability or death), the added 15 percent is forfeited. If you retire, you must hold the account for at least five years before receiving payment.

Account growth is based on the appreciation (or depreciation) of Weyerhaeuser stock. Dividends are reinvested in additional share equivalents.

2.  Supplemental Life Insurance - effective July 1, 1989

In addition to your company-provided basic life insurance of one times salary, you will receive supplemental life insurance in an amount 2-1/2 times your basic life insurance amount. The maximum coverage is $500,000 when combined with your basic life amount. All costs for this coverage will be paid by the company.

The beneficiary you designate under your basic life insurance is automatically assigned as beneficiary under this program. Your human resources manager will help you make a change at any time.

Tax Implications
----------------

The value of company-provided life insurance in excess of $50,000 is considered taxable income to you. The Internal Revenue Service provides tax tables which consider the premium, the amount of coverage, and your age in order to arrive at the taxable value ("imputed income") of the insurance to you. Your annual W-2 statement will reflect this calculation of your imputed income. Because of these potential tax implications, if you decide that the value of your insurance to you is less than its imputed income, you have the right to decline participation in these programs.

                                                               Attachment B
                                                                     Page 2

When You Leave the Company
--------------------------

The insurance section of your benefits handbook will explain what happens to your coverage when you retire or leave the company.

3.  Vacations

You are immediately eligible for five weeks vacation per year without regard to length of service. There is no provision for banking or saving vacation from year to year.

4.  Financial Counseling

To assist you in managing your financial affairs, the company contracts with several firms that provide comprehensive financial planning and investment advisory services. One of these firms will contact you directly to begin their services. The company pays the cost of your first year in this program. After the initial year, the company pay approximately one half of the cost and you will be responsible for the remaining charges if you elect to continue.

Stock Ownership Requirements
----------------------------

In order to strengthen the commitment and alignment of top leaders with company interests, members of the Top Management Team are expected to hold the following multiples of base pay in Weyerhaeuser stock:


 Salary Level                  Multiple of Salary
 ------------                  -----------------
    CEO                              3.0x
    56, 57                           2.0x
    53-55                            1.5x
    < 52                             1.0x
    -

Transition Period

Current members have until December 31, 2000 to meet the requirement. New TMT members must meet the requirement by the later of: December 31, 2000 or four years from their date of hire.

Tracking and Reporting

You will be asked periodically to report your level of stock ownership to the Corporate Compensation Department. Summary information will be prepared for review by the CEO and board of directors. (Individual levels of ownership will be kept confidential.)

                                                               Attachment B
                                                                     Page 3

Ways to Fulfill the Expectation

Your ownership level includes stock acquired through:

 . Company stock account in the Investment Growth Plan (401(k)). Both the company match and your allocation of salary deferrals will apply.

 .  Performance Share Plan.

 .  "Stock equivalents" bonus deferral.

 . Stock received through exercising stock options (unexercised stock options will not apply).

 .  Direct purchases of Weyerhaeuser stock through a broker.

                                                               Attachment C
              SUPPLEMENTAL RETIREMENT AGREEMENT

                     For Steven R. Rogel

In consideration of your employment with Weyerhaeuser
Company (the "Company"), the Company will provide you with the Supplemental Retirement Benefit ("SRB") described below.

TARGET BENEFIT PAYABLE AT AGE 65

The SRB, when combined with the vested accrued benefits payable at age 65 from each of the following plans: the Weyerhaeuser Company Retirement Plan for Salaried Employees; the Weyerhaeuser Supplemental Retirement Plan; the Willamette Industries Retirement Plan and Supplemental Retirement Plan (the "Current Employer Plans"), is approximately equal to the retirement benefit you would have earned if you had been employed by Weyerhaeuser since June
     , 1972 (your "Original Hire Date").
-----

Consistent with this approach, your SRB will be equal to your:

     .  Weyerhaeuser Target Benefit less
                                    ----
     .  Current Employer Retirement Benefit less
                                            ----
     .  Weyerhaeuser Salaried Retirement Benefit less
                                                 ----
     .  Weyerhaeuser Supplemental Retirement Benefit

For purposes of this Agreement, the above benefits are described as follows:

 . Weyerhaeuser Target Benefit- The single annuity retirement benefit payable at age 65 under the Weyerhaeuser Company Retirement plan for Salaried Employees and the Weyerhaeuser Supplemental Retirement Plan (the "Weyerhaeuser Plans"), assuming that your service for both benefit and eligibility purposes of this Agreement began on your Original Hire Date and ends on the date of termination of employment from the Company.

The terms of the Weyerhaeuser Plans in effect at the time of your termination from the Company will apply in the calculation of this target benefit, with the exception that the "Rule of 85" provisions will not apply.

 . Current Employer Retirement Benefit - Your vested single annuity payable at age 65 retirement benefit from your Current Employer Plans earned to your date of termination from Willamette Industries.

 . Weyerhaeuser Salaried Retirement Benefit - Your vested single annuity payable at age 65 retirement benefit from your Weyerhaeuser Company Retirement Plan for Salaried
Employees (if any).

 . Weyerhaeuser Supplemental Retirement Benefit - Your vested single annuity payable at age 65 retirement benefit from your Weyerhaeuser Company Supplemental Retirement Plan
(if any).

                                                            Attachment C
                                                                  Page 2

PAYMENT PRIOR TO AGE 65

 . If payment of the SRB begins prior to age 65, the benefit amount otherwise payable at age 65 will be reduced using the early retirement reduction factors in the Weyerhaeuser
Company Plan for Salaried Plans at the time of your termination from Weyerhaeuser. For purposes of determining eligibility for the reduction, your service with your current employer will be considered.


While the SRB will first be calculated as a single annuity, you can elect to have your SRB paid in any form of payment available from the Weyerhaeuser Company Retirement Plan for Salaried Employees at the time of your termination from employment with Weyerhaeuser Company. Your SRB is an unfunded commitment by the Company to pay you these amounts out of the general assets of the Company.

This Agreement does not in any way guarantee that you will qualify for a benefit under the Weyerhaeuser Company Retirement Plan for Salaried Employees or the Weyerhaeuser Company Supplemental Retirement Plan. You must independently meet the benefit eligibility requirements outlined in that plan on the date you actually terminate from the Company.

For eligibility and benefit purposes, your service with your current employer will be considered for the Salaried Retiree Health Plan in effect at the time your employment terminates. This plan will likely include cost sharing by you and the Company. If the Company's portion of the cost share is based on service, then the service used for this calculation will be the same as the service used in calculating the Weyerhaeuser Target Benefit in this Agreement.

The above terms and conditions are agreed to this

20th day of November, 1997.
----        --------


/s/ Steven R. Rogel
-------------------
by Steven R. Rogel


/s/ Steven R. Hill
------------------
Steven R. Hill, Senior Vice President,
Human Resources & Information Technology
Weyerhaeuser Company

                                                               Attachment D

                               Weyerhaeuser

                                Relocation

                                  Program

                                                               Attachment D
                                                                     Page 2




Sometime in your career, you may have the opportunity to take a job in a different city, county or state. The prospect may be exciting, but what about the move?

Weyerhaeuser's Relocation Program can help.

Through this program, Employee Relocation Services (ERS) offers professional assistance with your move, helping you understand the company's relocation policy, matching your moving needs with available resources, helping you solve any problems you may encounter to get the most out of your relocation program.

After your supervisor approves your move, ERS will give you a call to explain your relocation package options and discuss your individual needs. We'll then send you a relocation package and help you throughout the move.

The program's core package, outlined below, is offered to full-time, salaried employees newly hired or already working with the company. Depending on the situation, your hiring supervisor may add optional programs to meet your unique moving needs.

Since your new supervisor decides if your new job requires a change in residence, you must get his or her approval before incurring move-related expenses.

The Core Package

Destination Services/House Hunting

An important step in relocating is an orientation to the new community and finding a place to live. ERS can help you make the best possible choice by referring you to a good home-finding service. This service connects you to a real estate or rental agency in your new town that will give you individual attention and expert advice about the new location. Reasonable meal, lodging and transportation expenses will be covered for you and your spouse.

En Route

Weyerhaeuser will cover the cost of transporting your family by your own car or by air, rail or bus, and will reimburse you for you and your family's meals and lodging en route.

Temporary Living

Weyerhaeuser understands how difficult and frustrating it is to be separated from your family or to wait for your new home. The company will reimburse meal and lodging expenses for up to 30 days before your family arrives; trips back to visit your family must be approved in advance by your new supervisor.

If you need more than 30 days of temporary living, ERS helps you develop a plan to meet your needs while considering cost containment.

If your new residence isn't vacant or ready after your family arrives, Weyerhaeuser will reimburse you for lodging and meals for an additional 10 days.

Household Goods Transportation

ERS will choose a van line when your move is authorized, and you can discuss your special needs with the van line representative. Weyerhaeuser will handle all arrangements to pack, transport and unpack your household goods, and will pay the van line directly for all aspects of the move. All shipments are insured to a maximum of $100,000 by Weyerhaeuser Company.

If needed, 30 days' storage is available at your destination.

Relocation Allowance

If you've moved before, you're probably familiar with the expenses involved in a transfer. In order to help, Weyerhaeuser has established a Relocation Allowance. You'll be paid an amount equivalent to one month's salary at your new job - up to $4,000 (less taxes) - to meet special needs as you relocate.

Income Tax Protection

Under current law, the money you receive from Weyerhaeuser to assist you in your move must be reported as income. You may, however, be able to claim a tax deduction for some of it (check with the IRS to find out what you can deduct). Weyerhaeuser will also add a payment to offset the extra taxes you'll incur from nondeductible reimbursements that are considered income by the IRS.

                                                               Attachment D
                                                                     Page 3


Optional Relocation Programs

Depending on the situation, your new supervisor will determine your eligibility for optional programs.

Home Marketing Assistance

Weyerhaeuser encourages you to market your home - which must be your primary residence - through a Realtor. The company offers marketing assistance to improve your chances of getting the best price for your home. This program provides expert direction in Realtor selection and management, and in marketing strategy development. Weyerhaeuser will refer you to a relocation company whose counselors have years of experience in real estate, relocation and home financing.

Home Sale Closing Costs

Through this program, Weyerhaeuser covers many of the expenses involved in the sale of your home, including real estate commission, documentary stamps, attorney's fees related to the title transfer, transfer taxes related to the sale, and settlement fees.

Home Buy-Out Program

If you or your Realtor's home-marketing efforts are unsuccessful, Weyerhaeuser offers the Home Buy-Out Program through an outside relocation company. In addition to relieving you of the burden of selling your home, the program releases your equity, allowing you to close promptly on your new home.

                                                               Attachment D
                                                                     Page 4


This program is offered to salaried employees who own single-family homes or condominiums that are their primary residence. To qualify, a home must not be difficult to market, have a value greater than $400,000, or be on more than five acres.

New Home Purchase Closing Costs

This program covers many of the costs associated with the transfer of ownership and financing of your new home and can direct you to mortgage companies that offer special financing packages for transferees with direct billing to Weyerhaeuser. Weyerhaeuser will reimburse you for closing costs such as mortgage origination and/or discount points, title transfer and insurance charges, appraisal and credit report.

Renters Assistance

As a renter, you are bound by your lease. Weyerhaeuser will reimburse you for penalties associated with breaking your lease. At your new location, the company will pay finder's fees to locate housing for you and your family.

Mobile and Manufactured Home Sale Closing Costs

Weyerhaeuser will reimburse you for typical selling and closing costs for your unit and the land on which it's located, provided the two are sold together. ERS can help you in selecting an agent or broker experienced in mobile home sales.

All benefits outlined above have limitations; please make no decisions until you speak with ERS.